Ship Lease Supplemental Agreement

(Unofficial Translation)

Party A (Lessor): Lianyungang Hengrong Shipping Service Co., Ltd.
Address: Road 6 Development District, Lianyun District, Lianyungang City
Address of Fuzhou branch: 803 Time International Square, 89 Fuxinzhonglu Road, Jinan District, Fuzhou City
Legal Representative: CHEN Xiaobin

Party B (Lessee): Fujian Xing Gang Port Service Co., Ltd.
Address: Floor 17, Tower A, Zhongshan Building, 154 Hudong Road, Fuzhou City.
Legal Representative: LIN Qing

Through friendly consultation, Party A and Party B agree upon the following supplements to the Ship Lease Agreement executed on January 8th, 2008:
I.	Upon the expiration of the original agreement:
1.	Party A need not conduct ship certificate change procedures;
2.	Party A does not refund the ship security deposit in the amount of twenty three million yuan. (¥ 23,000,000.00);
3.	Party B does not purchase the ship “Hengshengjun 88”;
4.	Party B need not make the ship transfer payment in the amount of seventy million yuan even (¥ 70,000,000,00);
5.	Party A and Party B do not conduct ship transfer procedures.
II.	After the original agreement expires, Party B renews the lease until January 9th, 2016.
III.	When term expires in 2016, Party B has the priority to renew the lease under the same conditions. If Party B decides not to renew the lease, within 7 business days after the expiration of the term:
1.	Party A and Party B conduct ship transfer procedures;
2.	Party A refunds the ship security deposit in the amount of twenty three million yuan even (¥ 23,000,000.00);
IV.	Other items in the original agreement do not change.
V.	This supplementary agreement has the same legal validity as the original agreement.

Party A: Lianyungang Hengrong Shipping Service Co., Ltd. (Seal)
Legal Representative: CHEN Xiaobin /s/

Party B: Fujian Xing Gang Port Service Co., Ltd. (Seal)
Legal Representative: LIN Qing /s/

Date of execution: April 13th, 2010